Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Kathleen McCabe 212-761-4469

Morgan Stanley Reports Second Quarter 2015:

●	Net Revenues of $9.7 Billion and Earnings per Diluted Share of $0.85

●	Excluding DVA,1 Net Revenues of $9.6 Billion and Earnings per Diluted Share of $0.792,3,4

●	Continued Strength in Equity Sales & Trading; Investment Banking Ranked #1 in Global IPOs and #2 in Global Announced M&A5

●	Wealth Management Pre-Tax Margin of 23%6

NEW YORK, July 20, 2015 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.7 billion for the second quarter ended June 30, 2015 compared with $8.6 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $1.8 billion, or $0.85 per diluted share,7 compared with net income of $1.9 billion, or $0.92 per diluted share,7 for the same period a year ago.  The earnings for the prior year second quarter included a net discrete tax benefit of $609 million or $0.31 per diluted share, principally related to the remeasurement of reserves and related interest.8

Excluding DVA, net revenues for the current quarter were $9.6 billion compared with $8.5 billion a year ago.1,4 Excluding DVA and the net discrete tax benefit in the prior year quarter, net income applicable to Morgan Stanley was $1.7 billion, or $0.79 per diluted share, compared with net income of $1.2 billion, or $0.58 per diluted share in the prior year.3,4

Compensation expense of $4.4 billion increased from $4.2 billion a year ago primarily driven by higher revenues.  Non-compensation expenses of $2.6 billion increased from $2.5 billion a year ago on higher volume driven expenses and professional services costs, principally consulting fees.

The annualized return on average common equity was 9.9 percent in the current quarter, or 9.1 percent excluding DVA.9

Summary of Firm Results
(dollars in millions)

	As Reported		Excluding DVA 4
	Net	Net Income	Net	Net Income
	Revenues	App. to MS (a)	Revenues	App. to MS (a)
2Q 2015	$9,743	$1,807	$9,561	$1,688
1Q 2015	$9,907	$2,394	$9,782	$2,314
2Q 2014	$8,608	$1,899	$8,521	$1,838

(a)	Net income applicable to Morgan Stanley included net discrete tax benefits of $564 million and $609 million in 1Q 2015 and 2Q 2014, respectively.

Business Overview

●
Institutional Securities net revenues excluding DVA were $5.0 billion.10  Revenues for the quarter reflect robust performance in Equity sales and trading, strong results in Investment Banking and continued progress in Fixed Income and Commodities sales and trading.

●	Wealth Management net revenues were $3.9 billion. The pre-tax margin was 23%.6 Fee based asset flows for the quarter were $13.9 billion, with total client assets of $2.0 trillion at quarter end.

●	Investment Management reported net revenues of $751 million with assets under management or supervision of $403 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “We delivered a strong quarter across each of our businesses, through client-focused execution, expense discipline and prudent risk management.  We remain focused on delivering the long-term value of this franchise.”

Summary of Institutional Securities Results
(dollars in millions)

	As Reported		Excluding DVA 10
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
2Q 2015	$5,172	$1,622	$4,990	$1,440
1Q 2015	$5,458	$1,813	$5,333	$1,688
2Q 2014	$4,248	$960	$4,161	$873

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.6 billion compared with pre-tax income of $960 million in the second quarter of last year.  Net revenues for the current quarter were $5.2 billion compared with $4.2 billion a year ago.  Excluding DVA, net revenues for the current quarter of $5.0 billion, compared with $4.2 billion a year ago.1,10  The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $423 million, equity underwriting revenues of $489 million and fixed income underwriting revenues of $528 million were essentially unchanged from the prior year quarter, reflecting a continued favorable market environment.

●	Equity sales and trading net revenues of $2.3 billion increased from $1.8 billion a year ago reflecting strong performance across products and regions on higher levels of client activity.11

●
Fixed Income & Commodities sales and trading net revenues of $1.3 billion increased from $1.0 billion a year ago. Results reflect higher revenues primarily in rates and foreign exchange, partly offset by lower results in credit products and commodities.11

●
Other revenues of $212 million increased from $108 million a year ago reflecting fees and gains associated with corporate loans and higher results in our Japanese joint venture Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

●
Compensation expense of $1.9 billion increased from $1.7 billion a year ago on higher revenues. Non-compensation expenses of $1.7 billion for the current quarter increased from $1.6 billion a year ago primarily driven by increased business activity and higher professional services costs, including legal and consulting fees.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $54 million compared with $47 million from the first quarter of 2015 and $48 million in the second quarter of the prior year.12

On May 11, 2015, Morgan Stanley announced a definitive agreement to sell the Global Oil Merchanting unit of its Commodities division to Castleton Commodities International LLC.

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2015	$3,875	$885
1Q 2015	$3,834	$855
2Q 2014	$3,702	$763

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $885 million compared with $763 million in the second quarter of last year.  The quarter’s pre-tax margin was 23%.6  Net revenues for the current quarter were $3.9 billion compared with $3.7 billion a year ago.

●	Asset management fee revenues of $2.2 billion increased from $2.1 billion a year ago reflecting an increase in fee based assets and positive flows.

●
Transactional revenues13 of $872 million decreased from $991 million a year ago primarily reflecting lower revenues related to investments associated with certain employee deferred compensation plans and lower levels of new issue activity.

●	Net interest income of $737 million increased from $577 million a year ago on higher deposit and loan balances.

●
Compensation expense for the current quarter of $2.2 billion was essentially unchanged from a year ago.  Non-compensation expenses of $790 million increased from $754 million a year ago, primarily driven by higher consulting and legal fees.

●
Total client assets were $2.0 trillion at quarter end.  Client assets in fee based accounts of $813 billion increased 7% compared with the prior year quarter.  Fee based asset flows for the quarter were $13.9 billion.

●	Wealth Management representatives were 15,771 at the end of the current quarter. Average annualized revenue per representative of $978,000 increased 8% compared with the prior year quarter.

As of June 30, 2015 the transfer of deposits from Citigroup Inc. (Citi) to the Firm was completed.  During the quarter, approximately $4 billion of deposits held by Citi relating to the Firm’s customer accounts were transferred to the Firm’s depository institutions.  Wealth Management bank deposits were $132 billion at the end of the current quarter.

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
2Q 2015	$751	$220
1Q 2015	$669	$187
2Q 2014	$705	$209

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $220 million compared with pre-tax income of $209 million in the second quarter of last year.

●	Net revenues of $751 million increased from $705 million in the prior year primarily reflecting higher gains on investments in the Merchant Banking and Real Estate Investing business.

●
Compensation expense for the current quarter of $308 million increased from $293 million a year ago, principally due to an increase in deferred compensation associated with carried interest.  Non-compensation expenses of $223 million increased from $203 million a year ago.

●	Assets under management or supervision at June 30, 2015 of $403 billion increased from $399 billion a year ago. The business recorded net outflows of $4.0 billion in the current quarter.

CAPITAL

As of June 30, 2015, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under U.S. Basel III Advanced Approach transitional provisions were approximately 14.0% and 15.7%, respectively.14

As of June 30, 2015, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio (Advanced Approach) and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 12.5% and 5.3%, respectively.14,15,16

At June 30, 2015, book value and tangible book value per common share were $34.52 and $29.54,17 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 32.8%.

During the quarter ended June 30, 2015, the Firm repurchased approximately $625 million of its common stock or approximately 16 million shares.

The Board of Directors declared a $0.15 quarterly dividend per share payable on August 14, 2015 to common shareholders of record on July 31, 2015.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share applicable to Morgan Stanley common shareholders from a non-GAAP to GAAP basis is as follows (number of shares are presented in millions):

	2Q 2015	2Q 2014
Earnings (loss) per diluted share - Non-GAAP	$0.79	$0.58
DVA Impact	$0.06	$0.03
Net discrete tax benefit	$0.00	$0.31
Earnings (loss) per diluted share - GAAP	$0.85	$0.92

Average diluted shares	1,960	1,969

4 Net revenues excluding DVA and net income (loss) applicable to Morgan Stanley, excluding DVA and net discrete benefit, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and net income (loss) applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2015	1Q 2015	2Q 2014
Firm net revenues - Non-GAAP	$9,561	$9,782	$8,521
DVA impact	$182	$125	$87
Firm net revenues - GAAP	$9,743	$9,907	$8,608

Net income (loss) applicable to MS ex. DVA/net discrete tax benefit - Non-GAAP	$1,688	$1,750	$1,229
Net discrete tax benefit	$0	$564	$609
Net income (loss) applicable to MS ex. DVA - Non-GAAP	$1,688	$2,314	$1,838
DVA impact	$119	$80	$61
Net income (loss) applicable to MS - GAAP	$1,807	$2,394	$1,899

5 Source: Thomson Reuters – for the period of January 1, 2015 to June 30, 2015 as of July 1, 2015.

6 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

7 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the second quarter of 2015 and 2014 of approximately $142 million and $79 million, respectively. Refer to page 13 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

8 The impact to earnings per diluted share is calculated by dividing the net discrete tax benefit by the average number of diluted shares outstanding.

9 Annualized return on average common equity (ROE) and ROE excluding DVA are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The calculation of ROE uses net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.  To determine the ROE excluding DVA, both the numerator and denominator were adjusted to exclude this item. The reconciliation of ROE to ROE excluding DVA is as follows:

2Q 2015
ROE excluding DVA	9.1%
DVA impact	0.8%
ROE	9.9%

10 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2015	1Q 2015	2Q 2014
Net revenues - Non-GAAP	$4,990	$5,333	$4,161
DVA impact	$182	$125	$87
Net revenues - GAAP	$5,172	$5,458	$4,248

Pre-tax income (loss) - Non-GAAP	$1,440	$1,688	$873
DVA impact	$182	$125	$87
Pre-tax income (loss) - GAAP	$1,622	$1,813	$960

11 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	2Q 2015	2Q 2014
Sales & Trading - Non-GAAP	$3,322	$2,559
DVA Impact	$182	$87
Sales & Trading - GAAP	$3,504	$2,646

FIC Sales & Trading - Non-GAAP	$1,267	$1,011
DVA Impact	$110	$50
FIC Sales & Trading - GAAP	$1,377	$1,061

Equity Sales & Trading - Non-GAAP	$2,270	$1,789
DVA Impact	$72	$37
Equity Sales & Trading - GAAP	$2,342	$1,826

12 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2014.  Refer to page 6 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.

14 As a U.S. Basel III Advanced Approach banking organization, the Firm is required to compute risk-based capital ratios using both (i) standardized approaches for calculating credit risk weighted assets (“RWAs”) and market risk RWAs (the “Standardized Approach”); and (ii) an advanced internal ratings-based approach for calculating credit risk RWAs, an advanced measurement approach for calculating operational risk RWAs, and an advanced approach for market risk RWAs calculated under Basel III (the “Advanced Approach”). To implement a provision of the Dodd-Frank Act, U.S. Basel III subjects Advanced Approach banking organizations that have been approved by their regulators to exit the parallel run, such as the Firm, to a permanent “capital floor”. Beginning on January 1, 2015, the capital floor is the lower of the capital ratios computed under the Advanced Approach or the Standardized Approach under U.S. Basel III, taking into consideration applicable transitional provisions. As of June 30, 2015, the lower ratio is represented by U.S. Basel III Advanced Approach. These computations are preliminary estimates as of July 20, 2015 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. The methods for calculating the Firm’s risk-based capital ratios will change through January 1, 2022 as aspects of the U.S. Basel III final rule are phased in. For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 "Liquidity and Capital Resources - Regulatory Requirements" in Morgan Stanley's Annual Report on Form 10-K for the year ended December 31, 2014 and Part I, Item 2 "Liquidity and Capital Resources - Regulatory Requirements" in Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

15 U.S. Basel III requires the Firm to disclose information related to its supplementary leverage ratio beginning on January 1, 2015, which through to the end of 2017 will include the effects of transitional provisions. The supplementary leverage ratio will become effective as a capital standard on January 1, 2018. Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of greater than 2% in addition to the 3% minimum supplementary leverage ratio (for a total of greater than 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers. The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in U.S. Basel III Tier 1 capital numerator and a denominator of approximately $1.16 trillion. The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations. Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates. See “Risk Factors” in Part I, Item 1A of the 2014 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.

16 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in supplementary leverage ratio are non-GAAP financial measures that the Firm considers to be useful measures for evaluating compliance with new regulatory capital requirements that have not yet become effective.

17 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2015	Mar 31, 2015	June 30, 2014	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014	Change
Net revenues
Institutional Securities	$5,172	$5,458	$4,248	(5%)	22%	$10,630	$8,925	19%
Wealth Management	3,875	3,834	3,702	1%	5%	7,709	7,311	5%
Investment Management	751	669	705	12%	7%	1,420	1,457	(3%)
Intersegment Eliminations	(55)	(54)	(47)	(2%)	(17%)	(109)	(89)	(22%)
Net revenues	$9,743	$9,907	$8,608	(2%)	13%	$19,650	$17,604	12%

Income (loss) from continuing operations before tax
Institutional Securities	$1,622	$1,813	$960	(11%)	69%	$3,435	$2,376	45%
Wealth Management	885	855	763	4%	16%	1,740	1,449	20%
Investment Management	220	187	209	18%	5%	407	477	(15%)
Intersegment Eliminations	0	0	0	--	--	0	0	--
Income (loss) from continuing operations before tax	$2,727	$2,855	$1,932	(4%)	41%	$5,582	$4,302	30%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,087	$1,750	$1,290	(38%)	(16%)	$2,837	$2,253	26%
Wealth Management	561	535	467	5%	20%	1,096	888	23%
Investment Management	159	109	142	46%	12%	268	263	2%
Intersegment Eliminations	0	0	0	--	--	0	0	--
Net Income (loss) applicable to Morgan Stanley	$1,807	$2,394	$1,899	(25%)	(5%)	$4,201	$3,404	23%

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,665	$2,314	$1,820	(28%)	(9%)	$3,979	$3,269	22%

Financial Metrics:

Earnings per diluted share from continuing operations	$0.85	$1.18	$0.92	(28%)	(8%)	$2.03	$1.66	22%
Earnings per diluted share	$0.85	$1.18	$0.92	(28%)	(8%)	$2.03	$1.66	22%

Earnings per diluted share from continuing operations excluding DVA	$0.79	$1.14	$0.89	(31%)	(11%)	$1.93	$1.59	21%
Earnings per diluted share excluding DVA	$0.79	$1.14	$0.89	(31%)	(11%)	$1.93	$1.59	21%

Return on average common equity from continuing operations	9.9%	14.2%	11.3%			12.0%	10.2%
Return on average common equity	9.9%	14.1%	11.3%			12.0%	10.2%

Return on average common equity from continuing operations excluding DVA	9.1%	13.5%	10.7%			11.3%	9.6%
Return on average common equity excluding DVA	9.1%	13.5%	10.7%			11.3%	9.6%

Notes:	-
Refer to End Notes and Definition of Performance Metrics and GAAP to non-GAAP Measures on pages 14-15 from the Financial Supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2015	Mar 31, 2015	June 30, 2014	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014	Change
Revenues:
Investment banking	$1,614	$1,357	$1,633	19%	(1%)	$2,971	$2,941	1%
Trading	2,973	3,650	2,516	(19%)	18%	6,623	5,478	21%
Investments	261	266	227	(2%)	15%	527	586	(10%)
Commissions and fees	1,158	1,186	1,138	(2%)	2%	2,344	2,354	--
Asset management, distribution and admin. fees	2,742	2,681	2,621	2%	5%	5,423	5,170	5%
Other	297	171	206	74%	44%	468	500	(6%)
Total non-interest revenues	9,045	9,311	8,341	(3%)	8%	18,356	17,029	8%

Interest income	1,386	1,484	1,250	(7%)	11%	2,870	2,593	11%
Interest expense	688	888	983	(23%)	(30%)	1,576	2,018	(22%)
Net interest	698	596	267	17%	161%	1,294	575	125%
Net revenues	9,743	9,907	8,608	(2%)	13%	19,650	17,604	12%
Non-interest expenses:
Compensation and benefits	4,405	4,524	4,200	(3%)	5%	8,929	8,506	5%

Non-compensation expenses:
Occupancy and equipment	351	342	358	3%	(2%)	693	719	(4%)
Brokerage, clearing and exchange fees	487	463	458	5%	6%	950	901	5%
Information processing and communications	438	415	411	6%	7%	853	835	2%
Marketing and business development	179	150	165	19%	8%	329	312	5%
Professional services	598	486	531	23%	13%	1,084	984	10%
Other	558	672	553	(17%)	1%	1,230	1,045	18%
Total non-compensation expenses	2,611	2,528	2,476	3%	5%	5,139	4,796	7%

Total non-interest expenses	7,016	7,052	6,676	(1%)	5%	14,068	13,302	6%

Income (loss) from continuing operations before taxes	2,727	2,855	1,932	(4%)	41%	5,582	4,302	30%
Income tax provision / (benefit) from continuing operations	894	387	15	131%	*	1,281	800	60%
Income (loss) from continuing operations	1,833	2,468	1,917	(26%)	(4%)	4,301	3,502	23%
Gain (loss) from discontinued operations after tax	(2)	(5)	0	60%	*	(7)	(1)	*
Net income (loss)	$1,831	$2,463	$1,917	(26%)	(4%)	$4,294	$3,501	23%
Net income applicable to nonredeemable noncontrolling interests	24	69	18	(65%)	33%	93	97	(4%)
Net income (loss) applicable to Morgan Stanley	1,807	2,394	1,899	(25%)	(5%)	4,201	3,404	23%
Preferred stock dividend / Other	142	80	79	78%	80%	222	135	64%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,665	$2,314	$1,820	(28%)	(9%)	$3,979	$3,269	22%

Pre-tax profit margin	28%	29%	22%			28%	24%
Compensation and benefits as a % of net revenues	45%	46%	49%			45%	48%
Non-compensation expenses as a % of net revenues	27%	26%	29%			26%	27%
Effective tax rate from continuing operations	32.8%	13.6%	0.8%			22.9%	18.6%

Notes:	-	Refer to End Notes and Definition of Performance Metrics and GAAP to non-GAAP Measures on pages 14-15 from the Financial Supplement for additional information.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2015	Mar 31, 2015	June 30, 2014	Mar 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014	Change

Income (loss) from continuing operations	$1,833	$2,468	$1,917	(26%)	(4%)	$4,301	$3,502	23%
Net income applicable to nonredeemable noncontrolling interests	24	69	18	(65%)	33%	93	97	(4%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,809	2,399	1,899	(25%)	(5%)	4,208	3,405	24%
Less: Preferred Dividends	141	78	76	81%	86%	219	130	68%
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	1,668	2,321	1,823	(28%)	(9%)	3,989	3,275	22%

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	1	2	3	(50%)	(67%)	3	5	(40%)
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,667	$2,319	$1,820	(28%)	(8%)	$3,986	$3,270	22%

Gain (loss) from discontinued operations after tax	(2)	(5)	0	60%	*	(7)	(1)	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(2)	(5)	0	60%	*	(7)	(1)	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(2)	(5)	0	60%	*	(7)	(1)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,665	$2,314	$1,820	(28%)	(9%)	$3,979	$3,269	22%

Average basic common shares outstanding (millions)	1,919	1,924	1,928	--	--	1,922	1,926	--

Earnings per basic share:
Income from continuing operations	$0.87	$1.21	$0.94	(28%)	(7%)	$2.07	$1.70	22%
Discontinued operations	$-	$(0.01)	$-	*	--	$-	$-	--
Earnings per basic share	$0.87	$1.20	$0.94	(28%)	(7%)	$2.07	$1.70	22%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,667	$2,319	$1,820	(28%)	(8%)	$3,986	$3,270	22%

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(2)	(5)	0	60%	*	(7)	(1)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,665	$2,314	$1,820	(28%)	(9%)	$3,979	$3,269	22%

Average diluted common shares outstanding and common stock equivalents (millions)	1,960	1,963	1,969	--	--	1,962	1,969	--

Earnings per diluted share:
Income from continuing operations	$0.85	$1.18	$0.92	(28%)	(8%)	$2.03	$1.66	22%
Discontinued operations	$-	$-	$-	--	--	$-	$-	--
Earnings per diluted share	$0.85	$1.18	$0.92	(28%)	(8%)	$2.03	$1.66	22%

Notes:	-	Refer to End Notes and Definition of Performance Metrics and GAAP to non-GAAP Measures on pages 14-15 from the Financial Supplement for additional information.